As filed with the Securities and Exchange Commission June 19, 2006

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

EXABYTE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	84-0988566 (I.R.S. Employer Identification No.)
2108 55th Street Boulder, Colorado 80301 (303) 417-7292 (Address, Including Zip Code, and Telephone Number of Registrant’s Principal Executive Offices)

2004 STOCK OPTION PLAN

and

2005 STOCK OPTION PLAN

(Full Title of the Plans)

Tom W. Ward

2108 55th Street

Boulder, Colorado 80301

(303) 417-7453

(Name, Address and Telephone Number,

Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.001 per share	10,120,000 shares	$0.23	$2,327,600	$249.05

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Act”), this Registration Statement shall also cover additional shares of Common Stock which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transactions effected without consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Of this amount, 2,500,000 shares may be issued under the 2004 Stock Option Plan and 7,620,000 shares may be issued under the 2005 Stock Option Plan.

(3)

The proposed maximum offering price per share was estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Act and is based on the average of the high and low prices for the Common Stock on the OTC Bulletin Board on June 16, 2006 of $0.23 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required in Part I of this Registration Statement is included in the prospectus for the 2004 and 2005 Stock Option Plans, which the Registrant has excluded from this Registration Statement in accordance with the instructions to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Exabyte Corporation (“Exabyte” or the “Registrant”) incorporates herein by reference the following documents filed with the Securities and Exchange Commission (the “Commission”):

(1)           Exabyte’s Annual Report on Form 10-K filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the year ended December 31, 2005.

(2)	Exabyte’s proxy statement related to the June 8, 2006 annual shareholder meeting.

(3)         Exabyte’s Quarterly Report on Form 10-Q filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the quarter ended March 31, 2006.

(4)         The description of capital stock contained in Exabyte’s Registration Statement on Form S-1 filed on December 6, 2005, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable

Item 6. Indemnification of Directors and Officers.

Exabyte’s certificate of incorporation limits the monetary liability of directors to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”).

Article 5 of Exabyte’s by-laws provides that to the fullest extent permitted under the DGCL, Exabyte will indemnify its directors and executive officers, including the advancement of expenses. The by-laws provide, however, that Exabyte is not required to indemnify any director or executive officer in connection with any proceeding initiated by such person against Exabyte or its directors, officers, employees or agent, unless such indemnification is expressly required by law, the proceeding was authorized by the Board of Directors or such indemnification is provided by Exabyte in its sole discretion.

In addition, Exabyte has entered into contractual agreements with all of its directors and executive officers whereby it agrees to indemnify them against any expenses, amounts paid in settlement or other amounts incurred by them by reason of the fact that they were directors or officers of Exabyte.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the “Act”) may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, Exabyte has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Index to Exhibits attached hereto.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and,

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed in its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on this 19th day of June 2006.

EXABYTE CORPORATION

By:	/s/Carroll A. Wallace
Carroll A. Wallace
Title:	Chief Financial Officer, Treasurer
(Principal Financial and Accounting Officer)

             Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Tom W. Ward Tom W. Ward	President and Chief Executive Officer, Director (Principal Executive Officer)	June 19, 2006
/s/ Juan A. Rodriguez Juan A. Rodriguez	Chairman of the Board	June 19, 2006
/s/ Carroll A. Wallace Carroll A. Wallace	Chief Financial Officer, Treasurer (Principal Financial and Accounting Officer)	June 19, 2006
/s/ Leonard W. Busse Leonard W. Busse	Director	June 19, 2006
/s/ John R. Garrett John R. Garrett	Director	June 19, 2006
/s/ A. Laurence Jones A. Laurence Jones	Director	June 19, 2006
/s/ Thomas E. Pardun Thomas E. Pardun	Director	June 19, 2006
/s/ Stephanie Smeltzer McCoy Stephanie Smeltzer McCoy	Director	June 19, 2006
/s/ G. Jackson Tankersley, Jr. G. Jackson Tankersley, Jr.	Director	June 19, 2006

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Restated Certificate of Incorporation, incorporated by reference to Registration Statement on Form S-1 (No. 33-30941) filed with the Commission on September 8, 1989, as amended.
4.2

2001 Amendment to Restated Certificate of Incorporation incorporated by reference to Registration Statement on Form 8-A/A filed with the Commission on June 7, 2002; and 2003 Amendment to Article Fourth of Restated Certificate of Incorporation, incorporated by reference to Registration Statement on Form S-1 filed with the Commission on December 6, 2005.

4.3	By-laws of Exabyte, as amended, incorporated by reference to Registration Statement on Form 8-A/A filed with the Commission on June 7, 2002.
4.4

Certificate of Designation of Preferences, Rights and Limitations of Series AA Convertible Preferred Stock, incorporated by reference to Current Report on Form 8-K filed with the Commission on May 4, 2004.

4.5	Form of Stock Option Agreement incorporated by reference to Annual Report on Form 10-K filed with the Commission on March 21, 2005.
4.6	2004 Stock Option Plan, incorporated by reference to Annual Report on Form 10-K filed with the Commission on March 21, 2005.
4.7	2005 Stock Option Plan
5	Opinion of Holland & Hart LLP, counsel for the Company.
23.1	Consent of Holland & Hart LLP (included as part of Exhibit 5 hereto).
23.2	Consent of Ehrhardt, Keefe, Steiner & Hottman PC, independent registerd public accounting firm.
23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
24	Powers of Attorney.